UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Russell Investment Company

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RUSSELL INVESTMENT COMPANY

1301 Second Avenue

18th Floor

Seattle, WA 98101

September 6, 2017

MULTI-STRATEGY INCOME FUND

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

REGARDING RECENT MONEY MANAGER EVENTS

An Information Statement regarding recent money manager events related to the Multi-Strategy Income Fund (the “Fund”), a series of Russell Investment Company (“RIC”), is available for your review. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or by mail. We encourage you to access and review all of the important information contained in the Information Statement.

The Fund is not soliciting proxy or consent authority, but is furnishing an Information Statement pursuant to Rule 14a-16 and 14c-2 under the Securities Exchange Act of 1934, as amended.

The Information Statement details recent money manager events related to the Fund. Specifically, as a result of a change of control for J O Hambro Capital Management Limited (“J O Hambro”), an existing money manager for the Fund, the Board of Trustees of RIC (the “Board”) approved an interim non-discretionary investment advisory contract with J O Hambro (the “Interim Contract”) at its June 8, 2017 Board meeting, for J O Hambro to continue to serve as a non-discretionary money manager to the Fund. The Interim Contract became effective on May 25, 2017. At a Board meeting held on August 29, 2017, the Board approved a new non-discretionary investment advisory contract with J O Hambro for J O Hambro to continue to serve as a non-discretionary money manager to the Fund. At the same time, the Interim Contract with J O Hambro terminated.

RIC’s investment adviser is Russell Investment Management, LLC (“RIM”). The Information Statement is being provided to you in lieu of a proxy statement pursuant to the terms of an exemptive order granted to RIM and RIC by the Securities and Exchange Commission. The order permits RIM to hire a money manager at any time, subject to the approval of the Fund’s Board, without a shareholder vote. Shareholders of the Fund must be provided with specified information within 90 days of the hiring of any new money manager. The order allows the Fund, in lieu of physical delivery of the Information Statement, to make the Information Statement available online.

The full Information Statement will be available on RIC’s website at http://hosted.rightprospectus.com/RIC/ until at least 90 days after this notice was sent to you. A paper or email copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling 1-800-787-7354 or emailing service@russellinvestments.com.

If you want to receive more information regarding these recent money manager events, you may request a paper or email copy of the Information Statement per the instructions above. Requests for a paper copy of the Information Statement must be made by the 90th day after this notice was sent to you in order to receive timely delivery. There is no charge to you for requesting a copy.

RUSSELL INVESTMENT COMPANY

1301 Second Avenue

Seattle, Washington 98101

September 6, 2017

To Shareholders of the Multi-Strategy Income Fund (the “Fund”):

Enclosed is an Information Statement of Russell Investment Company (“RIC”) that details recent money manager events related to the Fund. Specifically, as a result of a change of control for J O Hambro Capital Management Limited (“J O Hambro”), an existing non-discretionary money manager for the Fund, the Board of Trustees of RIC (the “Board”) approved an interim non-discretionary investment advisory contract with J O Hambro (the “Interim Contract”) at its June 8, 2017 Board meeting for J O Hambro to continue to serve as a non-discretionary money manager to the Fund. The Interim Contract became effective on May 25, 2017. Additionally, at a Board meeting held on August 29, 2017, the Board approved a new non-discretionary investment advisory contract (the “New Contract”) for J O Hambro to continue to serve as a non-discretionary money manager to the Fund. At the same time, the Interim Contract with J O Hambro terminated.

The attached Information Statement provides information about J O Hambro, the Interim Contract and the New Contract and the Board’s considerations in approving the Interim Contract and New Contract.

Please note that the Fund is not required to obtain shareholder approval for these money manager events. We are not asking you for a proxy and you are requested not to send us a proxy.

If you have any questions regarding the Information Statement, please call 1-800-787-7354. A paper or email copy of the attached Information Statement may be obtained, without charge, by calling 1-800-787-7354.

Sincerely,

Jessica Gates

Assistant Secretary

Russell Investment Company

RUSSELL INVESTMENT COMPANY

1301 Second Avenue

Seattle, Washington 98101

INFORMATION STATEMENT

MULTI-STRATEGY INCOME FUND

Under the terms of an exemptive order (the “Order”) issued by the Securities and Exchange Commission (“SEC”), this document is an Information Statement and is being furnished to shareholders of the Multi-Strategy Income Fund (the “Fund”), a series of Russell Investment Company (“RIC”). Russell Investment Management, LLC (“RIM”) serves as the investment adviser of the Fund.

The Fund allocates most of its assets among the strategies of multiple money managers unaffiliated with RIM. The Fund employs discretionary and non-discretionary money managers. The Fund’s discretionary money managers select the individual portfolio securities for the assets assigned to them. The Fund’s non-discretionary money managers provide a model portfolio to RIM representing their investment recommendations, based upon which RIM purchases and sells securities for the Fund. RIM manages Fund assets not allocated to discretionary money managers. RIM, as the Fund’s adviser, may change the allocation of the Fund’s assets at any time. The Order permits RIM to hire a money manager at any time, subject to the approval of the Board of Trustees of RIC (the “Board”), without a shareholder vote. Pursuant to the terms of the Order, the Fund is required to notify its shareholders within 90 days of when a new money manager is hired for the Fund.

Money Manager

J O Hambro Capital Management Limited (“J O Hambro”) is a wholly owned subsidiary of BT Investments Management (“BTIM”). BTIM is a public company whose shares are traded on the Australian Stock Exchange. Prior to May 25, 2017, 29% of BTIM’s shares were owned by Westpac Banking Corporation (“Westpac”). On May 24, 2017, Westpac announced its intention to reduce its share holdings in BTIM to approximately 10% (the “Westpac Transaction”). The Westpac Transaction was completed on May 25, 2017. The Westpac Transaction may be deemed to be a change in control of J O Hambro and thus an “assignment” of its previous non-discretionary investment advisory contract (the “Original Contract”). The Original Contract therefore automatically terminated in accordance with its terms effective as of the consummation of the Westpac Transaction on May 25, 2017.

Because this change of control resulted in an assignment of J O Hambro’s Original Contract with RIM and an automatic termination of the Original Contract, the Board of RIC approved an interim non-discretionary investment advisory contract (the “Interim Contract”) with J O Hambro at its June 8, 2017 Board meeting. The Interim Contract became effective on May 25, 2017.

On August 29, 2017, the Board authorized the signing of a new non-discretionary investment advisory contract (the “New Contract”) to engage J O Hambro to continue to serve as a non-discretionary money manager with respect to a portion of the assets of the Fund assigned to them by RIM. On that same date, the Interim Contract with J O Hambro terminated.

Non-Discretionary Investment Advisory Contracts

Effective May 25, 2017, RIM, as fiduciary for RIC, entered into the Interim Contract with J O Hambro. The Interim Contract provided that it would continue until the earlier of (i) 150 calendar days from the effective date or such later date as may be consistent with the Investment Company Act of 1940 (the “Act”), rules and regulations thereunder or exemptive relief or interpretive positions of the staff of the SEC or (ii) the effective date of a new non-discretionary investment advisory contract between RIM and J O Hambro that has been approved by the Board, including a majority of the trustees who are not “interested persons” (as defined in the Act) (“Independent Trustees”). The Interim Contract also provided that it would be automatically terminated if assigned. The Interim Contract could also be terminated by RIM, the Board or a majority of the Fund’s outstanding voting securities at any time, without the payment of any penalty, on written notice to J O Hambro and by J O Hambro upon 30 days’ written notice to RIM.

Effective August 29, 2017, RIM, as fiduciary for RIC, entered into the New Contract with J O Hambro. The New Contract will continue until August 31, 2018. Thereafter, the New Contract will continue in effect for successive annual periods if its continuance has been specifically approved at least annually by RIC’s Board, including the affirmative vote of a majority of the Trustees who are not parties to the contract, or “interested persons” (as defined in the Act) of any such party, cast in person at a meeting called for the purpose of considering such approval. The New Contract is automatically terminated if assigned. The New Contract may be terminated without payment of any penalty by RIM or RIC immediately upon written notice to J O Hambro and by J O Hambro upon 30 days’ written notice to RIM. At the same time, the Interim Contract with J O Hambro terminated.

Board Approval of Non-Discretionary Investment Advisory Contracts

In evaluating the Interim Contract and New Contract with J O Hambro, the Board considered that the Fund, in employing a manager-of-managers method of investment, operates in a manner that is distinctly different from most other investment companies. In the case of most other investment companies, an advisory fee is paid by the investment company to its adviser which in turn, employs and compensates individual portfolio managers to make specific securities selections consistent with the adviser’s style and investment philosophy. In the case of the Fund, an advisory fee is paid by the Fund to RIM which in turn compensates the money manager firms hired to make specific securities selections or recommendations.

The Board considered that RIM (rather than any money manager) is responsible under the investment advisory agreement for determining, implementing and maintaining the investment program for the Fund. Assets of the Fund generally have been allocated among the strategies of multiple money managers.

RIM is responsible for selecting, subject to Board approval, money managers for the Fund and for actively managing allocations and reallocations of assets among the money managers’ strategies. The Board has been advised that RIM’s goal is to construct and manage diversified portfolios in a risk aware manner. Each money manager for the Fund in effect performs the function of an individual portfolio manager who is responsible for selecting or recommending portfolio securities for the portion of the Fund assigned to it by RIM (each, a ‘‘segment’’) in accordance with the Fund’s applicable investment objective, policies and restrictions, any constraints placed by RIM upon its selection or recommendation of portfolio securities and the money manager’s specified role in the Fund. RIM is responsible for communicating performance expectations to each money manager; supervising compliance by each money manager with the Fund’s investment objective and policies; authorizing money managers to engage in or recommend certain investment strategies for the Fund; and recommending annually to the Board whether portfolio management contracts should be renewed, modified or terminated. In addition to its annual recommendation as to the renewal, modification or termination of portfolio management contracts, RIM is responsible for recommending to the Board the additions of new money managers or terminations or replacements of existing money managers at any time when, based on RIM’s research and ongoing review and analysis, such actions are appropriate. RIM may impose specific investment constraints from time to time for each money manager intended to capitalize on the strengths of that money manager or to coordinate the investment activities of money managers for the Fund in a complementary manner. Therefore, RIM’s selection of money managers is made not only on the basis of performance considerations but also on anticipated compatibility with other money managers in the Fund. In light of the foregoing, the overall performance of the Fund over appropriate periods reflects, in great part, the performance of RIM in designing the Fund’s investment program, structuring the Fund, selecting an effective money manager with a particular investment style or sub-style for a segment that is complementary to the styles of the money managers of other Fund segments, and allocating assets among the money managers’ strategies in a manner designed to achieve the objectives of the Fund.

The Board considered that the prospectus for the Fund and other public disclosures emphasize to investors RIM’s role as the principal investment manager for the Fund, rather than the investment selection or recommendation role of the Fund’s money managers, and describe the manner in which the Fund operates so that investors may take that information into account when deciding to purchase shares of the Fund.

At a telephonic meeting held on June 8, 2017, the Board received a proposal from RIM to enter into the Interim Contract with J O Hambro for the Fund as a result of an unforeseen change of control for J O Hambro and consequent automatic termination on May 25, 2017 of the Original Contract with J O Hambro. The Interim Contract was to extend for a maximum period of 150 days from the date of the Board meeting (the “Interim Contract Term”). RIM advised the Board that it expected to submit the New Contract with J O Hambro for the Fund within the Interim Contract Term to the Board for its consideration.

In its evaluation of the Interim Contract, the Board considered:

1)	the compensation payable to J O Hambro under the Interim Contract would be no greater than the compensation J O Hambro would have received under the Original Contract;
2)	the scope and quality of services to be provided to the Fund by J O Hambro under the Interim Contract would be at least equivalent to the scope and quality of services provided under the Original Contract;
3)	the Interim Contract may be terminated by the Board or a majority of the Fund’s outstanding voting securities at any time, without the payment of any penalty, on not more than ten calendar days’ written notice to J O Hambro;
4)

the Interim Contract generally includes the same terms and conditions as the Original Contract, with the exception of (i) the effective and termination dates; (ii) certain provisions relating to compliance with regulatory requirements, which do not apply to the Interim Contract; and (iii) other differences in terms and conditions that the Board, including a majority of the Independent Trustees, found not to be material based on the information provided by RIM prior to and at the meeting; and
5)	the Interim Contract includes the following additional provisions:
•	compensation earned under the Interim Contract will be held in an interest-bearing account with the Fund’s custodian or a bank pending Board approval of the New Contract;
•	payment of the escrowed amount (including any interest earned) to J O Hambro will be allowed only if the Board, including a majority of the Independent Trustees, approves the New Contract within the Interim Contract Term; and
•	if the Board, including a majority of the Independent Trustees, does not approve the New Contract, J O Hambro will be paid out of the escrow account the lesser of (i) any costs incurred in performing the Interim Contract (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

The Trustees approved the Interim Contract based substantially on RIM’s recommendation and advice that the Interim Contract, pending approval of the New Contract, was needed to provide continuity in the Fund’s investment program, notwithstanding the limited amount of Fund assets managed pursuant to J O Hambro’s strategy; that the estimated costs of transitioning Fund assets to another strategy, pending approval of the New Contract, would be approximately $50,000 and not in the interests of the Fund’s shareholders; and that, under the circumstances, approval of the Interim Contract proposed by RIM would be consistent with applicable legal requirements, including the Act, and regulatory guidance. The Trustees’ evaluation of the Interim Contract also reflected the Trustees’ findings at prior meetings in connection with the most recent evaluation and approval of the Original Contract, as well as information received throughout the course of the year regarding, among other things, the quality of services provided to the Fund by J O Hambro pursuant to the Original Contract and the reasonableness of the aggregate investment advisory fees paid by the Fund, as well as the fact that the aggregate investment advisory fees paid by the Fund would not be increased or decreased by their decision regarding the Interim Contract because J O Hambro’s advisory fees are paid by RIM. Prior to voting, the Independent Trustees also discussed RIM’s proposal for approval of the Interim Contract in a private session with their independent counsel at which no representatives of RIM or J O Hambro were present.

At a meeting held on August 29, 2017, the Board received a proposal from RIM to approve the New Contract between RIM and J O Hambro. The Trustees approved the terms of the proposed New Contract with J O Hambro based upon RIM’s recommendation to hire J O Hambro at the proposed fee rate; information as to the reason for the proposed change; information as to J O Hambro’s role in the management of the Fund’s investment portfolio (including the amount of Fund assets to be managed pursuant to J O Hambro’s strategy) and RIM’s evaluation of the anticipated quality of the investment advisory services to be provided by J O Hambro; information as to any significant business relationships between J O Hambro and RIM or Russell Investments Financial Services, LLC, the Fund’s underwriter; the Fund’s Chief Compliance Officer’s evaluation of J O Hambro’s compliance program, policies and procedures and certification that they were consistent with applicable legal standards; RIM’s explanation as to the lack of relevance of money manager profitability to the evaluation of portfolio management contracts with money managers because the willingness of the money manager to serve in such capacity depends upon arm’s-length negotiations with RIM; RIM’s awareness of the standard fee rates charged by J O Hambro to other clients; RIM’s belief that the proposed investment advisory fees would be reasonable in light of the anticipated quality of investment advisory services to be rendered; and the expected costs of transitioning Fund assets. The Trustees considered information provided by RIM that the aggregate money manager fees to be paid by RIM from its investment advisory fee would not change as a result of the engagement of the money manager. The Trustees’ evaluation of the New Contract also reflected the Trustees’ findings at prior meetings in connection with the evaluation and approval of the Original Contract and the Interim Contract, as well as information received throughout the course of the year regarding, among other things, the quality of services provided to the Fund by J O Hambro pursuant to the Original Contract and Interim Contract and the reasonableness of the aggregate investment advisory fees paid by the Fund, as well as the fact that the aggregate investment advisory fees paid by the Fund would not be increased or decreased by their decision regarding the New Contract because J O Hambro’s advisory fees are paid by RIM.

Compensation

Under its advisory agreement with RIC, RIM receives an advisory fee from the Fund for its services. From its advisory fee, RIM, as agent for RIC, pays all Fund money managers for their investment selection or recommendation services. The remainder of the fee is retained by RIM as compensation for its services and to pay expenses. Quarterly, each Fund money manager, including J O Hambro, is paid a pro rata portion of its annual fee, based on the monthly average of all the assets allocated to it, in the case of discretionary money managers, or the monthly average of the Fund’s assets multiplied by the percentage target allocation to its strategy, in the case of non-discretionary money managers. The annual rate of the advisory fees payable by the Fund to RIM as a percentage of the average daily net assets of the Fund is

0.75% (estimated to be $3,023,126 based on an assumed average asset level of $403,083,463 for the twelve months ended October 31, 2016, RIC’s fiscal year end). Prior to the events described herein, the aggregate annual rate of the advisory fees payable by RIM to the Fund’s money managers was approximately 0.26% (estimated to be $1,048,017 based on the same asset level). Giving effect to the events described in this notice including any changes to the target allocation of Fund assets among the Fund’s money managers and RIM, as applicable, the aggregate annual advisory fee payable by RIM to the Fund’s money managers would have been approximately 0.26% (estimated to have been $1,048,017 based on the same asset level). Because the money managers’ investment advisory fees are paid by RIM, the aggregate investment advisory fees paid by the Fund to RIM will not increase as a result of the events described herein.

For the most recently completed fiscal year, the Fund paid no aggregate commissions to brokers affiliated with J O Hambro.

The money managers may use brokerage commissions to pay for soft dollar research services. Any such use will be in accordance with Section 28(e) of the Securities Exchange Act of 1934.

Similar Investment Advisory Relationships

J O Hambro does not act as an investment adviser to other registered U.S. investment companies with investment objectives similar to those of the Fund.

Additional Information About J O Hambro

J O Hambro, Ryder Court, 14 Ryder Street, London SW1Y 6QB, United Kingdom, is a wholly owned subsidiary of BT Investments Management, Level 14, The Chifley Tower, 2 Chifley Square, Sydney, NSW 2000, Australia, a publicly owned company listed on the Australian Stock Exchange.

The names and principal occupations of the principal executive officers and each director or general partner of J O Hambro, all located at Ryder Court, 14 Ryder Street, London SW1Y 6QB, United Kingdom, are listed below.

Name	Principal Occupation/Title
Brian Wright	Non-Executive Director
Suzy Newbert	Sales & Marketing Director
Helen Vaughan	Chief Operating Officer
Sandy Black	Investment Director
Rachel Butlin	Company Secretary
Ken Lambden	Group Chief Executive

No officers or trustees of RIC are officers, employees, directors, general partners or shareholders of J O Hambro. In addition, since the beginning of RIC’s most recently completed fiscal year, no trustee of RIC has had, directly or indirectly, a material interest in any transaction or material proposed transaction to which J O Hambro, its parent entity or subsidiaries or any subsidiaries of the parent of any such entities, was or is to be a party. Since the beginning of RIC’s most recently completed fiscal year, none of the Trustees purchased or sold securities of J O Hambro or its parent or subsidiaries.

Related Information

Russell Investment Management, LLC, 1301 Second Avenue, 18th Floor, Seattle, WA 98101, provides or oversees the provision of all investment advisory and portfolio management services for the Fund.

Russell Investments Financial Services, LLC, 1301 Second Avenue, 18th Floor, Seattle, WA 98101, a wholly-owned subsidiary of RIM, is the principal distributor of Fund shares.

Russell Investments Fund Services, LLC, 1301 Second Avenue, 18th Floor, Seattle, WA 98101, a wholly-owned subsidiary of RIM, is the administrator of the Fund.

Additional Information

As permitted by law, only one copy of this Information Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified RIC of their desire to receive multiple copies of the Information Statements RIC sends. If you would like to receive an additional copy, please contact RIC by calling 1-800-787-7354 or writing to 1301 Second Avenue, 18th Floor, Seattle, WA 98101. RIC will then promptly deliver a separate copy of the Information Statements to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of RIC’s Information Statements in the future, and shareholders sharing an address that wish to receive a single copy if they are receiving multiple copies should also direct requests as indicated.

If you have any questions about the events described in this Information Statement or if you wish to obtain a copy of the Fund’s annual or semiannual reports to shareholders at no charge, please contact your Russell Investments authorized financial intermediary or RIC, at 1301 Second Avenue, 18th Floor, Seattle, WA 98101 or 1-800-787-7354.